SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: December 9, 2004


                                   AT&T CORP.
               (Exact Name of Registrant as Specified in Charter)

                                    New York

                 (State or Other Jurisdiction of Incorporation)

                1-1105                               13-4924710
        (Commission File Number)          (IRS Employer Identification No.)


                     One AT&T Way
                 Bedminster, New Jersey                  07921
            (Address of Principal Executive            (Zip Code)
             Offices)


       Registrant's telephone number, including area code: (908) 221-2000

                                 Not Applicable

          (Former Name or Former Address, If Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 7.01.  REGULATION FD DISCLOSURE

Our Senior Executive Vice President and Chief Financial Officer, Thomas W. Horton, on December 9, 2004 made a presentation at the Credit Suisse First Boston Media & Telecom Week Conference which included the following disclosures about our company:

Consumer Services

We believe that the Consumer business will continue to deliver strong margins and cash flow for the foreseeable future.

With our decision to stop competing in the traditional Consumer services market, the revenue decline will increase. But this business will continue to generate strong operating margins as we realize cost savings associated with our reduced marketing efforts. Margins will also benefit by the optimization of our supporting infrastructure that we've put in place and by putting an end to the costly regulatory battles we've been engaged in for several years now. And based on our observations thus far, we anticipate Consumer operating margins in the fourth quarter of 2004 to be a bit over 20%.

Business Services

Overall we are encouraged by the progress we've made in the large enterprise segment of the market and expect to see ongoing improvement in this area going forward. But this progress will be offset by the negative trends in wholesale and small business in the near term.

-Large Business

The large or "enterprise" market represents about 65% of our business revenue. Our company is in a unique position to serve these large enterprise customers with a superior product set and customer relationships and we are already beginning to see signs of share improvement.

-Wholesale

The wholesale market represents about 20% of our overall business revenue. We expect that continued pricing pressure in wholesale will negatively impact both voice and data revenue, despite continued volume strength.

-Small and Medium Business

Small and medium business represents about 15% of our business revenue. We're adjusting our strategy to be more selective in our approach to the small business market. Specifically, we'll focus more on profitability than overall share at the low end of the market, which will significantly impact revenue in this area - mainly impacting local voice revenue. In fact, we expect that the local voice revenue growth rate will be significantly negative in 2005 as a result of our changed focus in this area.

Cost Reduction

We now believe we're on track to significantly exceed our operating expense reduction target of $3 billion by the end of 2005. In fact, we'll have already achieved a $2.5 billion reduction by the end of 2004.


Financial

We previously said we expect to be around $4.8 billion EBITDA less capital expenditures for the year - and based on where we are to date will likely be a little better than that target.


Non-GAAP Reconciliations


Reconciliation of EBITDA, less capital expenditures to cash provided by operating activities
--------------------------------------------------------------------------------
For the Year Ended Dec. 31, 2004 (dollars in billions; all numbers are approximate)


AT&T Business EBITDA,(a) less capital expenditures             $3.5  -  $3.6
AT&T Consumer EBITDA, (a) less capital expenditures             1.5  -   1.6
Corporate & Other EBITDA, (a) less capital expenditures          ~ (0.2)

Consolidated EBITDA, (a) less capital expenditures              4.8  -   5.0

Add capital expenditures                                         ~  1.8

EBITDA (a)                                                      6.6  -   6.8

Less other cash expenses(b)                                    (1.3) -  (1.2)

Changes in working capital and other operating
     assets & liabilities                                      (0.3) -  (0.2)

Projected cash provided by operating activities                $5.0  -  $5.3

(a) Excluding asset impairment and net restructuring and other charges.
(b) Other cash expenses primarily include taxes, interest expense and business restructuring charge payments.


The foregoing contains "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, continued capacity oversupply, regulatory uncertainty and the effects of technological substitution, among other risks. For a more detailed description of the factors that could cause such a difference, please see AT&T's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

The information furnished pursuant to Item 7.01 in this Form 8-K shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise the information furnished pursuant to Item 7.01 in this Form 8-K.




                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       AT&T CORP.




                                       -----------------------------
                                       By:  Christopher R. Reidy
                                            Vice President and Controller




December 9, 2004